Exhibit 99.1

For Release: July 22, 2013

Contact: Margaret Bouffard, Merchants Bank, at (802) 865-1807

Merchants Bancshares, Inc. Announces Second Quarter 2013 Results – Highlighted
by Steady Loan Growth and Expense Control

SOUTH BURLINGTON, VT— Merchants Bancshares, Inc. (NASDAQ: MBVT), the parent company of Merchants Bank, today announced net income of $4.03 million and $7.63 million, or diluted earnings per share of $0.64 and $1.21 for the three and six months ended June 30, 2013, respectively. This compares to net income of $3.74 million and $7.35 million, or diluted earnings per share of $0.60 and $1.17 for the three and six months ended June 30, 2012, respectively. The return on average assets was 0.96% and 0.91% for the three and six months ended June 30, 2013, respectively, compared to 0.91% and 0.90% for the same periods in 2012. The return on average equity was 13.61% and 12.96% for the three and six months ended June 30, 2013, respectively, compared to 13.31% and 13.23% for the same periods in 2012. We previously announced the declaration of a dividend of $0.28 per share, payable August 15, 2013, to shareholders of record as of August 1, 2013.

“The quarter was driven in large part by our continued growth in average loans. This growth allowed us to hold the line on net interest income. We have also been able to make good progress on our expense run rate through the first six months of the year. Due to loan growth and expense control, net income increased 4% for the first six months of 2013 from the same period in 2012. The recent steepening of the yield curve should ultimately provide an opportunity for margin improvement provided loan demand is sustained,” commented Michael R. Tuttle, our President and Chief Executive Officer.

Shareholders’ equity ended the quarter at $115.02 million, and our book value per share was $18.24 at June 30, 2013. Shareholders’ equity was negatively impacted during the first six months of 2013 by a decrease in accumulated other comprehensive income of $7.85 million. This decrease was primarily a result of a reduction in the unrealized gain in our investment portfolio, which decreased from a tax effected unrealized gain of $6.03 million at December 31, 2012 to a tax effected unrealized loss of $2.10 million at June 30, 2013. The increase in interest rates during 2013 has negatively impacted the fair value of our largely fixed rate investment portfolio. Our capital ratios remain strong at June 30, 2013. Our Tier 1 leverage ratio increased to 8.36% compared to 8.08% at December 31, 2012; total risk-based capital ratio increased to 16.42% compared to 16.00% at December 31, 2012; and our tangible capital ratio increased to 7.10% at June 30, 2013 compared to 6.92% at December 31, 2012.

Quarterly average loan balances for the second quarter were $1.12 billion, an increase of $48 million over average loan balances for the fourth quarter of 2012; this represents an average annualized growth rate of 9.0%. Ending loan balances at June 30, 2013 were impacted by seasonal fluctuations in municipal cash flows, causing municipal loan balances at June 30, 2013 to be $40 million lower than at March 31, 2013; as of July 9, 2013 municipal loan balances had increased to $85 million.

The following table summarizes the components of our loan portfolio as of the periods indicated:

(In thousands)	June 30, 2013	March 31, 2013	December 31, 2012
Commercial, financial and agricultural	$ 169,215	$ 168,500	$ 165,023
Municipal loans	45,319	85,211	84,689
Real estate loans – residential	520,393	504,226	489,951
Real estate loans – commercial	331,064	324,208	327,622
Real estate loans – construction	31,813	14,115	10,561
Installment loans	5,667	5,192	4,701
All other loans	544	261	376
Total loans	$1,104,015	$1,101,713	$1,082,923

Growth in our commercial loan categories has been driven by new customer acquisition and expansion of existing relationships. Growth in our residential real estate loan portfolio continues to be driven by increased mortgage refinance volume due to the low interest rate environment. We expect that refinancing activity will decrease as rates move up.

The average investment portfolio for the second quarter of 2013 was $466.91 million, a reduction of $43.65 million from average balances for the fourth quarter of 2012. The ending balance in the investment portfolio at June 30, 2013 was $428.39 million, compared to $508.36 million at March 31, 2013 and $509.09 million at December 31, 2012. We executed two bond sales during the quarter. We sold our non-agency collateralized mortgage obligations with a total par value of $4.34 million for a small gain. We also sold longer-dated callable agency bonds with a par value of $46.51 million during the quarter for a small loss. These trades reduced price volatility, and increased liquidity which helped fund loan demand.

We recorded a $150 thousand and $400 thousand provision for credit losses during the three and six months ended June 30, 2013, respectively, compared to $200 thousand and $450 thousand for the three and six months ended June 30, 2012, respectively. Credit quality improved further during the quarter, we are a top performer in this measure. Our nonperforming loans were 0.14% of total loans at June 30, 2013 compared to 0.27% of total loans at December 31, 2012 and our nonperforming assets were 0.11% of total assets at June 30, 2013, compared to 0.17% at December 31, 2012. Our continued loan growth was the primary factor for the provision to date in 2013. Loans past due 30-89 days were 0.02% of total loans at June 30, 2013. Net charge-offs during 2013 have been negligible.

Total deposits at June 30, 2013 were $1.31 billion compared to $1.27 billion at December 31, 2012, a $41.44 million, or annualized 6.5%, increase. Growth during 2013 has been concentrated in our transaction account categories, with continued reductions in time deposit balances. Securities sold under agreement to repurchase, which represent collateralized customer accounts, declined to $141.06 million at June 30, 2013 from $287.52 million at December 31, 2012 as a result of seasonal municipal cash flows combined with migration to other deposit products. Short-term wholesale borrowings increased to

$21.00 million at June 30, 2013 from zero at December 31, 2012.

Our taxable equivalent net interest income was $12.80 million and $25.53 million for the three and six months ended June 30, 2013, respectively, compared to $12.85 million and $25.82 million for the same periods in 2012. Our taxable equivalent net interest margin for the second quarter of 2013 was 3.17% compared to 3.19% for the first quarter of 2013. Our taxable equivalent net interest margin was 3.18% for the first six months of 2013 compared to 3.31% for the same period in 2012. After decreasing by 17 basis points over the course of 2012, the margin for the second quarter of 2013 was three basis points lower than the fourth quarter of 2012, and was two basis points lower than the first quarter of this year. Our continued steady loan growth has led to a shift in the mix of our earning assets during 2013 which has helped to reduce margin compression. Asset yields decreased three basis points on a linked quarter basis and are down six basis points from the fourth quarter of 2012. Most of that compression is in our loan yields, which decreased seven basis points for the linked quarter and 18 basis points compared to the fourth quarter of 2012. Our average cost of interest bearing liabilities was flat for the linked quarter and down three basis points from the fourth quarter of 2012. The largest contributor to the reduction in funding costs from the fourth quarter of 2012 to the second quarter of 2013 was the expiration, on December 14, 2012, of an interest rate swap on $10 million of our $20 million in trust preferred securities. The expiration of the swap reduced our interest rate from a fixed rate of 6.50%, to a floating rate of three month LIBOR plus 1.95%.

Total noninterest income decreased $709 thousand to $2.77 million for the second quarter of 2013 compared to the second quarter of 2012 and decreased $752 thousand for the first six months of 2013 compared to the first six months of 2012. Excluding net gains on investment securities and a gain on an asset sale during 2012, total noninterest income increased $10 thousand for the second quarter of 2013 compared to the second quarter of 2012, and increased $43 thousand for the first six months of 2013 compared to the first six months of 2012. Trust division income increased $88 thousand and $189 thousand for the three and six months ended June 30, 2013, respectively, compared to the same periods in 2012. Deposit service charges and cash management fees increased by $91 thousand and $173 thousand for the second quarter and first six months of 2013, respectively, compared to the same periods in 2012. This increase was offset almost entirely by a reduction in overdraft fees, resulting in a very small increase in total deposit service charges.

Total noninterest expense decreased $1.11 million to $9.85 million for the second quarter of 2013 compared to the same period in 2012 and decreased $1.52 million to $19.87 million for the first six months of 2013 compared to the same periods in 2012. Excluding a $686 thousand prepayment penalty incurred during the second quarter of 2012, noninterest expense decreased $423 thousand and $836 thousand for the three and six months ended June 30, 2013, respectively, compared to the same periods in 2012. Compensation and benefits decreased $249 thousand and $642 thousand for the three and six months ended June 30, 2013, respectively, compared to the same periods in 2012. Salary expense was almost flat year over year; annual salary increases were offset by increased vacancies and a lower incentive accrual. Expenses associated with our employee health insurance plan decreased by $275 thousand and $441 thousand for the three and six months ended June 30, 2013, respectively, compared to the same periods in 2012. Our claims experience in our self-funded health insurance plan during 2013 has improved over 2012, allowing us to accrue less each month than in 2012, and to reverse $225 thousand of our accrual during the second quarter. Additionally, the overfunded status of our pension plan is producing income for us in 2013 instead of expense. Pension income was $76 thousand year to date compared to an expense of $126 thousand for the first half of 2012. The timing of investments in low income housing partnerships and their associated tax credits led to a reduction in equity in losses of real estate limited partnerships to $270 thousand and $540 thousand for the three and six months ended June 30, 2013 compared to $409 thousand and $819 thousand for the same periods in 2012.

Our effective tax rate for 2013 was negatively impacted by the timing of investments in low income housing partnerships discussed above, which produced a lower level of tax credits for us in 2013 compared to 2012. Our effective tax rate was positively impacted by the donation of our branch building in North Bennington, Vermont to a non-profit organization during the second quarter of 2013. This donation provided a $98 thousand benefit to tax expense for the second quarter of 2013. The combination of these factors, along with higher pre-tax income, produced an increase in our effective tax rate to 21% for the first half of 2013 from 19% for the first half of 2012.

Michael R. Tuttle, our President and Chief Executive Officer, Janet P. Spitler, our Chief Financial Officer and Executive Vice President and Geoffrey R. Hesslink, our Chief Operating Officer and Senior Lender, will host a conference call to discuss these earnings results at 9:00 a.m. Eastern Time on Tuesday, July 23, 2013. Interested parties may participate in the conference call by dialing U.S. number (888) 317-6016, Canada number (855) 669-9657, or international number (412) 317-6016. The title of the call is Merchants Bancshares, Inc. Q2 2013 Earnings Call. Participants are asked to call a few minutes prior to register. A replay will be available until 9:00 a.m. Eastern Time on August 1, 2013. The U.S. replay dial-in telephone number is (877) 344-7529. The international replay telephone number is (412) 317-0088. The replay access code for both replay telephone numbers is 10023211. Additionally, a recording of the call will be available on our website at www.mbvt.com.

Established in 1849, Merchants Bank is the largest Vermont-based bank, independent and locally operated. Consumer, business, municipal and investment customers enjoy personalized relationships, sophisticated online and mobile banking options, more than 30 community bank locations statewide, plus a nationwide network of over 55,000 surcharge-free Allpoint ATMs. Merchants Bank (Member FDIC, Equal Housing Lender, NASDAQ: MBVT), and Merchants Trust Company employ approximately 300 full-time employees and 40 part-time employees statewide, and has earned several “Best Place to Work in Vermont” awards. American Banker ranks Merchants Bank #10 in America among 851 peers. www.mbvt.com.

Non-GAAP Financial Measure. In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. In several places net interest income is presented on a fully taxable equivalent basis. Specifically included in interest income was tax-exempt interest income from certain tax-exempt loans. An amount equal to the tax benefit derived from this tax exempt income is added back to the interest income total, to produce net interest income on a fully taxable equivalent basis. The amount added back was $485 thousand and $967 thousand, respectively, for the three and six months ended June 30, 2013, and $516 thousand and $1.05 million, respectively, for the same period in 2012. An additional non-GAAP financial measure we use is the tangible equity ratio. Because we have no intangible assets, our tangible equity is the same as our book equity. We believe that the supplemental non-GAAP information is utilized by regulators and market analysts to evaluate a company’s financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non- GAAP performance measures which may be presented by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Certain statements contained in this press release that are not historical facts may constitute forward- looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These statements, which are based on certain assumptions and describe Merchants’ future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. Our actual results could differ materially from those projected in the forward-looking statements as a result of, among others, continued weakness in general, national, regional or local economic conditions, the performance of our investment portfolio, quality of credits or the overall demand for services; changes in loan default and charge-off rates which could affect the allowance for credit losses; volatility in the equity and financial markets; reductions in deposit levels which could necessitate increased and/or higher cost borrowing to fund loans and investments; declines in mortgage loan refinancing, equity loan and line of credit activity which could reduce net interest and non-interest income; changes in the domestic interest rate environment and inflation; changes in the carrying value of investment securities and other assets; misalignment of our interest-bearing assets and liabilities; increases in loan repayment rates affecting interest income and the value of mortgage servicing rights; changing business, banking, or regulatory conditions or policies, or new legislation affecting the financial services industry that could lead to changes in the competitive balance among financial institutions, restrictions on bank activities, changes in costs (including deposit insurance premiums), increased regulatory scrutiny, declines in consumer confidence in depository institutions, or changes in the secondary market for bank loan and other products; and changes in accounting rules, federal and state laws, IRS regulations, and other regulations and policies governing financial holding companies and their subsidiaries which may impact our ability to take appropriate action to protect our financial interests in certain loan situations.

You should not place undue reliance on our forward-looking statements, and are cautioned that forward-looking statements are inherently uncertain. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, which are included in more detail in our Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q and other filings submitted to the Securities and Exchange Commission. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	June 30,	March 31,	December 31,	June 30,
	2013	2013	2012	2012
Balance Sheets - Period End
Total assets	$ 1,619,807	$ 1,692,596	$ 1,708,550	$ 1,601,765
Loans	1,104,015	1,101,713	1,082,923	1,025,665
Allowance for loan losses ("ALL")	11,890	11,796	11,562	11,203
Net loans	1,092,125	1,089,917	1,071,361	1,014,462
Investments-taxable	428,393	508,360	509,088	495,303
Federal Home Loan Bank ("FHLB") stock	7,496	7,496	8,145	8,145
Cash and due from banks	31,458	25,287	34,547	30,459
Interest earning cash and other short-term investments	17,672	17,736	42,681	17,000
Other assets	42,663	43,800	42,728	36,396
Non-interest bearing deposits	242,393	225,884	240,491	211,916
Savings, interest bearing checking and money market accounts	751,599	708,797	700,191	680,803
Time deposits	318,527	335,096	330,398	347,427
Total deposits	1,312,519	1,269,777	1,271,080	1,240,146
Short-term borrowings	21,000	30,900	--	52,000
Securities sold under agreement to repurchase, short-term	141,055	243,204	287,520	153,700
Other long-term debt	2,443	2,463	2,483	12,522
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	7,152	6,479	8,627	8,719
Shareholders' equity	115,019	119,154	118,221	114,059

Balance Sheets - Quarter-to-Date Averages
Total assets	$ 1,681,747	$ 1,681,130	$ 1,682,673	$ 1,642,070
Loans	1,122,201	1,086,289	1,074,007	1,056,735
Allowance for loan losses	11,842	11,689	11,542	11,135
Net loans	1,110,359	1,074,600	1,062,465	1,045,600
Investments-taxable	466,909	503,849	510,557	497,860
FHLB stock	7,496	7,993	8,145	8,145
Cash and due from banks	25,533	25,469	28,730	24,968
Interest earning cash and other short-term investments	23,371	18,442	26,036	17,461
Other assets	48,079	50,777	46,740	48,036
Non-interest bearing deposits	239,601	223,245	235,007	205,072
Savings, interest bearing checking and money market accounts	711,895	696,160	680,330	662,713
Time deposits	324,157	334,373	332,678	350,075
Total deposits	1,275,653	1,253,778	1,248,015	1,217,860
Short-term borrowings	28,565	13,873	34,347	35,773
Securities sold under agreement to repurchase, short-term	228,726	264,884	250,355	225,797
Other long-term debt	2,450	2,470	2,490	20,771
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	7,465	8,241	9,430	9,015
Shareholders' equity	118,269	117,265	117,417	112,235
Earning assets	1,619,977	1,616,573	1,618,745	1,580,201
Interest bearing liabilities	1,316,412	1,332,379	1,320,819	1,315,748

Ratios and Supplemental Information - Period End
Book value per share	$ 19.19	$ 19.91	$ 19.84	$ 19.20
Book value per share (1)	$ 18.24	$ 18.94	$ 18.82	$ 18.23
Tier I leverage ratio	8.36%	8.22%	8.08%	7.97%
Total risk-based capital ratio	16.42%	16.11%	16.00%	15.85%
Tangible capital ratio (2)	7.10%	7.04%	6.92%	7.12%
Period end common shares outstanding (1)	6,304,649	6,289,748	6,282,385	6,256,481

Credit Quality - Period End
Nonperforming loans ("NPLs")	$ 1,600	$ 3,415	$ 2,912	$ 3,130
Nonperforming assets ("NPAs")	$ 1,740	$ 3,415	$ 2,912	$ 3,516
NPLs as a percent of total loans	0.14%	0.31%	0.27%	0.31%
NPAs as a percent of total assets	0.11%	0.20%	0.17%	0.22%
ALL as a percent of NPLs	743%	345%	397%	358%
ALL as a percent of total loans	1.08%	1.07%	1.07%	1.09%

(1)

This book value and period end common shares outstanding includes 310,381; 305,231; 324,515; and 314,418 Rabbi Trust shares for the periods noted above, respectively.

(2)

The tangible capital ratio is a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance. Because we have no intangible assets, our tangible equity is the same as our book equity.

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	For the Six Months Ended
	June 30,
	2013	2012
Balance Sheets - Year to-Date Averages
Total assets	$ 1,681,440	$ 1,630,527
Loans	1,104,344	1,045,507
Allowance for loan losses	11,766	10,936
Net loans	1,092,578	1,034,571
Investments-taxable	485,277	497,132
FHLB stock	7,743	8,326
Cash and due from banks	25,377	23,150
Interest earning cash and other short-term investments	21,044	19,573
Other assets	49,421	47,775
Non-interest bearing deposits	231,468	200,248
Savings, interest bearing checking and money market accounts	704,071	651,825
Time deposits	329,237	348,934
Total deposits	1,264,776	1,201,007
Short-term borrowings	21,260	29,238
Securities sold under agreement to repurchase, short-term	246,705	237,403
Other long-term debt	2,460	21,660
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619
Other liabilities	7,851	9,537
Shareholders' equity	117,769	111,063
Earning assets	1,618,408	1,570,538
Interest bearing liabilities	1,324,352	1,309,679

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2013	2012
Operating Results
Interest income
Interest and fees on loans	$ 11,044	$ 10,750	$ 11,253	$ 21,794	$ 22,582
Interest and dividends on investments	2,576	2,797	2,993	5,373	6,083
Total interest and dividend income	13,620	13,547	14,246	27,167	28,665
Interest expense
Deposits	728	746	928	1,474	1,888
Securities sold under agreement to repurchase and other short-term borrowings	377	357	537	734	1,113
Long-term debt	205	196	442	401	889
Total interest expense	1,310	1,299	1,907	2,609	3,890
Net interest income	12,310	12,248	12,339	24,558	24,775
Provision for credit losses	150	250	200	400	450
Net interest income after provision for credit losses	12,160	11,998	12,139	24,158	24,325
Noninterest income
Trust division income	761	758	673	1,519	1,330
Service charges on deposits	992	985	991	1,977	1,968
Debit card income, net	739	655	779	1,394	1,416
Gain on investment securities, net	(13)	--	372	(13)	448
Gain on sale of other assets	--	--	334	--	334
Other noninterest income	286	249	325	535	668
Total noninterest income	2,765	2,647	3,474	5,412	6,164
Noninterest expense
Compensation and benefits	4,510	4,795	4,759	9,305	9,947
Occupancy and equipment expenses	1,933	2,010	1,812	3,943	3,690
Legal and professional fees	619	687	666	1,306	1,277
Marketing expenses	485	280	493	765	904
Equity in losses of real estate limited partnerships, net	270	270	409	540	819
State franchise taxes	362	357	316	719	644
FDIC insurance	220	220	212	440	427
Prepayment penalty	--	--	686	--	686
Other real estate owned	54	13	31	67	64
Other noninterest expense	1,394	1,387	1,572	2,781	2,930
Total noninterest expense	9,847	10,019	10,956	19,866	21,388
Income before provision for income taxes	5,078	4,626	4,657	9,704	9,101
Provision for income taxes	1,053	1,017	921	2,070	1,752
Net income	$ 4,025	$ 3,609	$ 3,736	$ 7,634	$ 7,349

Ratios and Supplemental Information
Weighted average common shares outstanding	6,298,019	6,286,838	6,249,130	6,292,459	6,243,181
Weighted average diluted shares outstanding	6,309,890	6,299,561	6,259,932	6,304,756	6,256,175
Basic earnings per common share	$ 0.64	$ 0.57	$ 0.60	$ 1.21	$ 1.18
Diluted earnings per common share	$ 0.64	$ 0.57	$ 0.60	$ 1.21	$ 1.17
Return on average assets	0.96%	0.86%	0.91%	0.91%	0.90%
Return on average shareholders' equity	13.61%	12.31%	13.31%	12.96%	13.23%
Average yield on loans	4.12%	4.19%	4.48%	4.16%	4.54%
Average yield on investments	2.17%	2.21%	2.37%	2.19%	2.41%
Average yield of earning assets	3.49%	3.52%	3.76%	3.51%	3.80%
Average cost of interest bearing deposits	0.28%	0.29%	0.37%	0.29%	0.38%
Average cost of borrowed funds	0.83%	0.74%	1.30%	0.79%	1.30%
Average cost of interest bearing liabilites	0.40%	0.40%	0.58%	0.40%	0.60%
Net interest rate spread	3.09%	3.12%	3.17%	3.11%	3.21%
Net interest margin	3.17%	3.19%	3.27%	3.18%	3.31%
Net interest income on a fully taxable equivalent basis	$ 12,795	$ 12,730	$ 12,854	$ 25,525	$ 25,819
Net recoveries(charge-offs) to Average Loans	(0.01)%	0.00%	0.00%	(0.00)%	0.00%
Net recoveries (charge-offs)	$(80)	$26	$(15)	$(54)	$14
Efficiency ratio (1)	58.55%	61.08%	61.02%	59.64%	61.59%

(1)

The efficiency ratio excludes amortization of intangibles, equity in losses of real estate limited partnerships, OREO expenses, gain/loss on sales of securities, state franchise taxes, and any significant nonrecurring items.

Note:

As of June 30, 2013, Merchants Bank had off-balance sheet liabilities in the form of standby letters of credit to customers in the amount of $5.02 million.

Amounts reported for prior periods are reclassified, where necessary, to be consistent with the current period presentation.